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Exhibit 15

The Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Long Term Incentive Plan of First Data Corporation of our report dated April 10, 2002 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Form 10-Q for the quarter ended March 31, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

June 10, 2002
Denver, Colorado

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  Exhibit 15